SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 1, 2004

LEESPORT FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-14555	23-2254007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

1240 Broadcasting Road, Wyomissing, Pennsylvania		19610
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (610) 208-0966

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01                  Entry into a Material Definitive Agreement

The description of the material terms of the employment agreement, dated as of April 16, 2004 and effective October 1, 2004, between Leesport Financial Corp. (“Leesport”), Leesport Bank and Mr. Vito A. DeLisi contained in Item 5.02 of this Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01                  Completion of Acquisition or Disposition of Assets

On October 1, 2004, Leesport completed its acquisition of all issued and outstanding shares of Madison Bancshares Group, Ltd., a Pennsylvania corporation and bank holding company (“Madison”), pursuant to an Agreement and Plan of Merger, dated as of April 16, 2004 (the “Agreement”), which set forth the terms and conditions pursuant to which Madison merged with and into Leesport (the “Merger”).  Under the terms of the Agreement, stockholders of Madison received 0.6028 shares of Leesport common stock for each share of Madison common stock held immediately prior to the closing of the transaction.  Leesport issued a total of 1,311,132 shares of common stock in the transaction.

Item 5.02                  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Pursuant to the Agreement, at its regularly scheduled Board of Directors meeting to be held on October 19, 2004, Leesport’s Board of Directors will appoint Mr. Vito A. DeLisi, Mr. Patrick J. Callahan and Mr. Michael J. O’Donoghue to the Board of Directors of Leesport.  Mr. DeLisi will be elected to serve as a Class I director with a term expiring in April 2007.  Pursuant to the Agreement, Mr. DeLisi will also be appointed to the Board of Directors of Leesport Bank, the wholly-owned banking subsidiary of Leesport.

Pursuant to the Agreement, Messrs. Callahan and O’Donoghue will be appointed to serve as Class II directors with terms expiring in April 2005. Leesport has agreed to re-nominate them for election at Leesport’s annual meeting of shareholders to be held in April 2005 for at least one three-year term.

The committees of the board of directors to which these new directors are expected to be assigned have not yet been determined.

Certain former directors of Madison are partners of an entity from which The Madison Bank leased office space prior to the Merger.  Leesport has succeeded to the interests of The Madison Bank as lessee in these properties as a result of the Merger.  Lease payments under these arrangements will exceed $60,000 annually.  Mr. O’Donoghue is the brother-in-law of Peter DePaul, a former director of Madison, who is a partner in the lessor entity. As previously disclosed by Madison, in the opinion of Madison’s management, all aspects of this transaction, including the lease and the amendments thereto, were negotiated on an arm’s-length basis and the resultant terms were no less favorable than those that could have been obtained from third parties.

In connection with the Merger, on April 16, 2004, Leesport Bank and Leesport entered into an employment agreement (“Employment Agreement”) with Mr. Vito A. DeLisi effective at the closing of the Merger.  Under the Employment Agreement, Mr. DeLisi will serve as President of the Madison Bank

Division of Leesport Bank.  The Employment Agreement extends through December 31, 2007, provided that the agreement will be automatically renewed for successive one-year periods thereafter unless either party provides notice of nonrenewal.  The Employment Agreement can also be terminated by Leesport for specified events, including designated events of cause and Mr. DeLisi’s disability for a period of six consecutive months or more.

The Employment Agreement provides for an annual base salary of $235,000, which may be increased from time to time by action of Leesport’s board of directors.  Mr. DeLisi will also be entitled to participate in the incentive bonus and other benefit programs maintained by Leesport for similarly situated officers.  In accordance with the Employment Agreement, on the closing date Mr. DeLisi received a grant of 5,000 incentive stock options under Leesport’s existing stock option plan, such options having an exercise price equal to fair market value of a share of Leesport common stock on the date of grant.  Such options will vest ratably over a three-year period. Mr. DeLisi will also be eligible for consideration for stock option awards for calendar years beginning January 1, 2005 on the same basis as other officers of Leesport Bank.

The Employment Agreement contains a change in control provision applicable to changes in control of Leesport.  Generally, if Mr. DeLisi’s employment terminates as a result of events of “good reason” specified in the Employment Agreement following a change in control of Leesport, Mr. DeLisi will be entitled to a cash payment equal to the greater of (1) two times of the sum of his then base salary and the average amount of annual bonuses paid to him (or accrued for his benefit) or (2) the present value of the payments that would be made to him if his employment were terminated without cause in the absence of a change in control.  If Leesport terminates Mr. DeLisi’s employment in the absence of cause of disability during the employment period, his agreement provides that he will receive (1) continued payments of his base salary in effect on the date of termination plus an amount equal to his average bonus amounts during his employment for a period of twelve months or the period of time remaining on the employment period and (2) medical benefits coverage for a period of twelve months or until his earlier death or other employment.

The description of the Employment Agreement with Mr. DeLisi is qualified in its entirety by reference to the complete Employment Agreement, a copy of which is incorporated by reference herein to Exhibit 10.1.

Item 9.01                  Financial Statements and Exhibits.

(a)          Financial Statements of Businesses Acquired.

To be filed by amendment.

(b)         Pro forma financial information.

To be filed by amendment.

(c)          Exhibits.

The following exhibit is filed herewith:

10.1                 Employment Agreement, dated October 1, 2004, by and between Leesport Financial Corp., Leesport Bank and Vito A. DeLisi (incorporated by reference to Exhibit 10.10 of Leesport’s Registration Statement on
Form S-4 (No. 333-116331)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEESPORT FINANCIAL CORP.

Dated: October 7, 2004	/s/ Raymond J. Melcher, Jr.
Raymond J. Melcher, Jr.
Chairman, President and Chief Executive Officer